Exhibit 99.1

Intuitive Machines Reports Third Quarter 2026 Financial Results; Reports Record Financials Across The Board - Revenue, Profitability, Positive Cash Flow, and Backlog

Houston, TX, November 12, 2026 -- Intuitive Machines, Inc. (Nasdaq: LUNR, “Intuitive Machines,” or the “Company”),
leading space technology and infrastructure services company, today announced its financial results for the third quarter ended September 30, 2026.

Intuitive Machines CEO Steve Altemus said, “In the third quarter, we delivered record financial performance across the board. These results are an important proof point in our transformation from a company that advanced the state of lunar exploration into a next-generation space prime developing and integrating the technology, infrastructure and services that enable customers to achieve their differentiated missions across space.”

Highlights

•Awarded as a vendor for NASA’s $10 billion (+$5 billion option) IDIQ contract in Q4 for its next-generation Commercial Lunar Payload Services 2 (CLPS 2) contract designed to support more capable cargo missions at greater frequency, advancing Artemis and Moon Base infrastructure requirements, including transportation, mobility, power, habitats, and logistics

•Booked $450 million of new awards and Goonhilly acquired backlog driven primarily by Accelerated Missile Defense Tranche 3 ("AMDT3") constellation, NASA's Jet Propulsion Laboratory EAGLE-VSWIR, and Hartford, two IM 300™ series platforms for a National Security Space application

•Contracted with NASA's Jet Propulsion Laboratory (JPL) for FALCON-RADAR in Q4, which is part of the Fleet for the Atmospheric Linking Commercial Observations with NASA, an Earth observation mission that will study clouds and convection from space

•Accelerated plans for Near Space Network cislunar constellation, Altus-2 through Altus-5 to deploy together in 2028 on a NASA provided launch vehicle

•Closed Goonhilly Earth Station and COMSAT acquisition to expand our space‑to‑ground data services network configured to support missions across LEO, MEO, GEO, cislunar, and deep space environments

Financial Highlights

•Achieved record quarterly revenue of $269 million driven by execution across satellite production, lunar delivery, lunar data services, and ground communication networks

•Converted record revenue to record gross margin of $69 million or 26% driven by increased contribution from our satellite production business, higher volume, and net favorable one-time program adjustments, which also includes EAC and other cost adjustments

•Reported record quarterly cash from operations of positive $66 million with capital expenditures of $33 million, resulting in positive free cash flow of $33 million

•Ended Q3 with record backlog of $1.9 billion, an increase of $1.7 billion from year-end 2025 as Intuitive Machines booked record levels of diverse awards throughout the year across civil, commercial, and national security space customers

Mr. Altemus continued, “As we look to turn the corner into 2027, we remain laser focused on IM-3 along with our first Altus-1 lunar satellite, which remains on track for a planned launch in the March/April timeframe. In addition, our emphasis will be to continue to scale execution and accelerate growth. We expect to convert contracted backlog into revenue through repeatable production, operational excellence, and reliable customer delivery.”

Outlook

•Full-year 2026 revenue of $920 - $950 million

•Full-year 2026 Adjusted EBITDA positive

Conference Call Information

Intuitive Machines will host a conference call today, November 12, 2026, at 8:30 am Eastern Time to discuss these results. A link to the live webcast of the earnings conference call will be made available on the investors portion of the Intuitive Machines’ website at https://investors.intuitivemachines.com.

Following the conference call, a webcast replay will be available through the same link on the investors portion of the Intuitive Machines’ website at https://investors.intuitivemachines.com.

Key Business Metrics and Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in this press release, the Company has included certain financial measures that have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and constitute “non-GAAP financial measures” as defined by the SEC. This includes adjusted EBITDA (“Adjusted EBITDA”), Free Cash Flow, and Backlog.

Adjusted EBITDA is a key performance measure that our management team uses to assess the Company’s operating performance and is calculated as net income (loss) excluding results from non-operating sources including interest income or interest expense from cash deposits, loans, or investments, transaction and integration costs related to acquisitions, gain on extinguishing of debt, non-recurring legal expenses, share-based compensation, change in fair value instruments, gain or loss on issuance of securities, depreciation, impairment of property and equipment, and provision for income taxes. Intuitive Machines has included Adjusted EBITDA because we believe it is helpful in highlighting trends in the Company’s operating results and because it is frequently used by analysts, investors, and other interested parties to evaluate companies in our industry.

Adjusted EBITDA has limitations as an analytical measure, and investors should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Other companies, including companies in Intuitive Machines’ industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is included below under the heading “Reconciliation of GAAP to Non-GAAP Financial Measure.”

We define free cash flow as net cash (used in) provided by operating activities less purchases of property and equipment. We believe that free cash flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business and strengthening our balance sheet. Free Cash Flow has limitations as a liquidity measure, and you should not consider it in isolation or as a substitute for analysis of our cash flows as reported under GAAP. Some of these limitations are: Free Cash Flow is not a measure calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for financial information prepared in accordance with GAAP; Free Cash Flow may not be comparable to similarly titled metrics of other companies due to differences among methods of calculation; and Free Cash Flow may be affected in the near to medium term by the timing of capital investments, fluctuations in our growth and the effect of such fluctuations on working capital and changes in our cash conversion cycle. A reconciliation of Free Cash Flow to the most directly comparable GAAP financial measure is included below under the heading “Reconciliation of GAAP to Non-GAAP Financial Measure.”

The Company has also included contracted backlog, which is defined as the total estimate of the revenue the Company expects to realize in the future as a result of performing work on awarded contracts, less the amount of revenue the Company has previously recognized. Intuitive Machines monitors its backlog because we believe it is a forward-looking indicator of potential sales which can be helpful to investors in evaluating the performance of its business and identifying trends over time.

About Intuitive Machines

Intuitive Machines is a next-generation space infrastructure company delivering integrated capabilities across spacecraft manufacturing, communications, networks, mission operations, and ground infrastructure to build, connect, and operate systems across Earth orbit, cislunar space, and deep space. Serving commercial, civil, and national security customers, Intuitive Machines is focused on enabling resilient, scalable infrastructure for sustained operations in space.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements that do not relate to matters of historical fact should be considered forward looking. These forward-looking statements generally are identified by the words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” “strategy,” “outlook,” the negative of these words or other similar expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include but are not limited to statements regarding: our expectations and plans related to any proposed business combination; our expectations and plans relating to our missions to the Moon, including the expected timing of launch and our progress in preparation thereof; our expectations with respect to, among other things, demand for our product portfolio, our submission of bids for contracts; our expectations regarding revenue for government contracts awarded to us; our expectations regarding changes to government contracts or programs; our operations, our financial performance and our industry; our business strategy, business plan, and plans to drive long-term sustainable shareholder value; information presented under “Outlook,” or “Guidance” including, our expectations on revenue generation, backlog, Adjusted EBITDA, and cash. These forward-looking statements reflect the Company’s predictions, projections, or expectations based upon currently available information and data. Our actual results, performance or achievements may differ materially from those expressed or implied by the forward-looking statements, and you are cautioned not to place undue reliance on these forward looking statements. The following important factors and uncertainties, among others, could cause actual outcomes or results to differ materially from those indicated by the forward-looking statements in this presentation: our reliance upon the efforts of our Board and key personnel to be successful; our limited operating history; our failure to manage our growth effectively; competition from existing or new companies; unsatisfactory safety performance of our spaceflight systems or security incidents at our facilities; cyber incidents; failure of the market for commercial spaceflight to achieve the growth potential we expect; any delayed launches, launch failures, failure of our satellites or lunar landers to reach their planned orbital locations, significant increases in the costs related to launches of satellites and lunar landers, and insufficient capacity available from satellite and lunar lander launch providers; our customer concentration; risks associated with commercial spaceflight, including any accident on launch or during the journey into space; risks associated with the handling, production and disposition of potentially explosive and ignitable energetic materials and other dangerous chemicals in our operations; our reliance on a limited number of suppliers for certain materials and supplied components; failure of our products to operate in the expected manner or defects in our products; counterparty risks on contracts entered into with our customers and failure of our prime contractors to maintain their relationships with their counterparties and fulfill their contractual obligations; failure to successfully defend protest from other bidders for government contracts; failure to comply with various laws and regulations relating to various aspects of our business and any changes in the funding levels of various governmental entities with which we do business; our failure to protect the confidentiality of our trade secrets and know how; our failure to comply with the terms of third-party open source software our systems utilize; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate material weaknesses in our internal control over financial reporting; the U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year, and our dependence on U.S. government contracts and funding by the government for the government contracts; our failure to comply with U.S. export and import control laws and regulations and U.S. economic sanctions and trade control laws and regulations; uncertain global macro-economic and political conditions and rising inflation; our history of losses and failure to achieve profitability and our need for substantial additional capital to fund our operations; the fact that our financial results may fluctuate significantly from quarter to quarter; our holding company status; the risk that our business and operations could be significantly affected if it becomes subject to any litigation, including securities litigation or stockholder activism; our public securities’ potential liquidity and trading; and other public filings and press releases other factors detailed under the section titled Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission (the “SEC”), the section titled Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations and the section titled Part II. Item 1A. “Risk Factors” in our most recently filed Quarterly Report on Form 10-Q, and in our subsequent filings with the SEC, which are accessible on the SEC's website at www.sec.gov.

These forward-looking statements are based on information available as of the date of this presentation and current expectations, forecasts, and assumptions, and involve a number of judgments, risks, and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Contacts

For investor inquiries:
investors@intuitivemachines.com
For media inquiries:
press@intuitivemachines.com

INTUITIVE MACHINES, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$463,810	$582,606
Restricted cash	13,171	2,733
Trade accounts receivable, net	113,528	12,193
Contract assets	120,259	12,236
Inventory	70,622	—
Advances to suppliers	34,041	3,353
Prepaid and other current assets	25,063	5,693
Total current assets	840,494	618,814
Orbital receivables, non-current	208,246	—
Property and equipment, net	326,732	68,550
Intangible assets, net	274,866	12,968
Goodwill	406,653	18,697
Operating lease right-of-use assets	175,069	36,755
Finance lease right-of-use assets	70	94
Other assets	3,271	1,276
Total assets	$2,235,401	$757,154
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$139,210	$22,199
Accounts payable - affiliated companies	5,368	1,723
Contract liabilities, current	293,506	57,368
Operating lease liabilities, current	25,023	10,466
Finance lease liabilities, current	20	48
Other current liabilities	104,080	33,028
Total current liabilities	567,207	124,832
Long-term debt, net	336,860	335,335
Contract liabilities, non-current	1,196	6,341
Pension and other postretirement benefits	43,049	—
Operating lease liabilities, non-current	147,659	26,290
Finance lease liabilities, non-current	14	20
Warrant liabilities	51,428	60,394
Other non-current liabilities	61,347	240
Total liabilities	1,208,760	553,452
Commitments and contingencies
MEZZANINE EQUITY
Series A preferred stock subject to possible redemption	7,120	6,613
Redeemable noncontrolling interests	783,728	951,536
SHAREHOLDERS’ DEFICIT
Class A common stock	18	12
Class C common stock	6	6
Treasury Stock	(33,525)	(33,525)
Paid-in capital	—	—
Accumulated earnings (deficit)	268,336	(721,457)
Accumulated other comprehensive loss	(15)	—
Total shareholders’ equity (deficit) attributable to the Company	234,820	(754,964)
Noncontrolling interests	973	517
Total shareholders’ equity (deficit)	235,793	(754,447)
Total liabilities, mezzanine equity and shareholders’ equity (deficit)	$2,235,401	$757,154

INTUITIVE MACHINES, INC.
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Product revenue	$215,118	$—	$523,407	$—
Service revenue	54,138	50,987	132,891	163,824
Grant revenue	92	1,450	5,948	1,450
Total revenues	269,348	52,437	662,246	165,274
Operating expenses:
Cost of product revenue (excluding depreciation and amortization)	152,588	—	385,829	—
Cost of service revenue (excluding depreciation and amortization)	39,595	39,574	114,381	144,546
Cost of grant revenue (excluding depreciation and amortization)	101	1,459	5,962	1,459
Cost of service revenue (excluding depreciation and amortization) - affiliated companies	7,762	5,736	20,799	18,767
Total cost of revenues	200,046	46,769	526,971	164,772
Depreciation and amortization	13,180	815	41,155	2,190
Research and development	7,458	3,957	20,776	5,329
General and administrative expense (excluding depreciation and amortization)	82,913	16,315	193,930	47,119
Total operating expenses	303,597	67,856	782,832	219,410
Operating loss	(34,249)	(15,419)	(120,586)	(54,136)
Other income (expense), net:
Interest income	2,963	4,833	5,870	9,752
Interest expense	(4,532)	(1,344)	(13,900)	(1,442)
Change in fair value of earn-out liabilities	—	—	—	(33,369)
Change in fair value of warrant liabilities	30,010	1,950	8,966	31,919
Change in fair value of contingent consideration liabilities	3,618	—	2,207	—
Other income, net	(1,164)	25	(1,270)	90
Total other income, net	30,895	5,464	1,873	6,950
Loss before income taxes	(3,354)	(9,955)	(118,713)	(47,186)
Income tax expense	—	(5)	(10)	(5)
Net loss	(3,354)	(9,960)	(118,723)	(47,191)
Net income (loss) attributable to redeemable noncontrolling interest	256	(3,445)	(32,009)	(4,944)
Net income attributable to noncontrolling interest	406	327	1,134	1,172
Net loss attributable to the Company	(4,016)	(6,842)	(87,848)	(43,419)
Less: Preferred dividends	(173)	(158)	(502)	(456)
Net loss attributable to Class A common shareholders	$(4,189)	$(7,000)	$(88,350)	$(43,875)

Net loss per share
Net loss per share of Class A common stock - basic and diluted	$(0.02)	$(0.06)	$(0.55)	$(0.38)
Weighted-average common shares outstanding
Weighted average shares outstanding - basic and diluted	173,425,260	117,815,856	161,252,158	114,150,168

INTUITIVE MACHINES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cash flows from operating activities:
Net loss	$(3,354)	$(9,960)	$(118,723)	$(47,191)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,180	815	41,155	2,190
Provision for credit losses	9,540	—	9,897	135
Amortization of debt discount and issuance costs	739	243	1,525	243
Share-based compensation expense	10,610	1,416	29,943	6,780
Change in fair value of earn-out liabilities	—	—	—	33,369
Change in fair value of warrant liabilities	(30,010)	(1,950)	(8,966)	(31,919)
Change in fair value of contingent consideration liabilities	(3,618)	—	(2,207)	—
Other	836	—	(2,975)	177
Changes in operating assets and liabilities:
Trade and other receivables, net	2,557	13,246	(10,822)	21,299
Inventory	(10,657)	—	(14,451)	—
Contract assets	(68,968)	(1,737)	(84,581)	24,417
Prepaid expenses	(3,857)	(4,362)	(24,535)	(5,493)
Orbital receivables, net	(1,609)	—	14,537	—
Other assets, net	(72,930)	900	(76,583)	1,991
Accounts payable and accrued expenses	54,177	(4,245)	54,574	(3,940)
Accounts payable – affiliated companies	2,498	(2,082)	3,645	(524)
Contract liabilities – current and long-term	74,060	(3,848)	68,218	(11,724)
Pension and other postretirement benefits	(5,703)	—	(11,757)	—
Other liabilities	98,681	4,385	86,400	3,167
Net cash provided by (used in) operating activities	66,172	(7,179)	(45,706)	(7,023)
Cash flows from investing activities:
Purchase of property and equipment	(32,700)	(11,811)	(66,641)	(25,987)
Acquisition of businesses, net of cash acquired	(17,825)	—	(464,887)	—
Net cash used in investing activities	(50,525)	(11,811)	(531,528)	(25,987)
Cash flows from financing activities:
Proceeds from issuance of securities	98,103	—	511,875	—
Warrants exercised	—	—	—	176,620
Redemption of warrants	—	—	—	(66)
Transaction costs related to the issuance of securities	(1,627)	—	(13,336)	—
Repurchase of Class A Common Stock	—	—	—	(20,700)
Proceeds from issuance of convertible notes, net of discount	—	335,513	—	335,513
Payment of debt issuance costs	—	(929)	—	(929)
Purchase of capped call transactions	—	(36,777)	—	(36,777)
Repayment of loans	(8,872)	—	(8,872)	—
Settlement of securitization facility	(5,064)	—	(18,652)	—
Payment of withholding taxes from share-based awards	(228)	(217)	(1,461)	(4,757)
Distributions to noncontrolling interests	—	(1,526)	(678)	(1,526)
Net cash provided by financing activities	82,312	296,064	468,876	447,378
Net increase (decrease) in cash, cash equivalents and restricted cash	97,959	277,074	(108,358)	414,368
Cash, cash equivalents and restricted cash at beginning of the period	379,022	346,943	585,339	209,649
Cash, cash equivalents and restricted cash at end of the period	476,981	624,017	476,981	624,017
Less: restricted cash	13,171	2,042	13,171	2,042
Cash and cash equivalents at end of the period	$463,810	$621,975	$463,810	$621,975

INTUITIVE MACHINES, INC.
Reconciliation of GAAP to Non-GAAP Financial Measure
Adjusted EBITDA
The following table presents a reconciliation of net loss, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Net loss	$(3,354)	$(9,960)	$(118,723)	$(47,191)
Adjusted to exclude the following:
Income tax expense	—	5	10	5
Depreciation and amortization	13,180	815	41,155	2,190
Interest income	(2,963)	(4,833)	(5,870)	(9,752)
Interest expense	4,532	1,344	13,900	1,442
Transaction and integration costs related to acquisitions	9,574	—	37,471	—
Non-recurring legal expense	10,304	—	10,304	—
Share-based compensation expense	10,610	1,416	29,943	6,780
Change in fair value of earn-out liabilities	—	—	—	33,369
Change in fair value of warrant liabilities	(30,010)	(1,950)	(8,966)	(31,919)
Change in fair value of contingent consideration liabilities	(3,618)	—	(2,207)	—
Adjusted EBITDA	$8,255	$(13,164)	$(2,983)	$(45,076)
Free Cash Flow
We define free cash flow as net cash (used in) provided by operating activities less purchases of property and equipment. We believe that free cash flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business and strengthening our balance sheet.
Free Cash Flow has limitations as a liquidity measure, and you should not consider it in isolation or as a substitute for analysis of our cash flows as reported under GAAP. Some of these limitations are:
•Free Cash Flow is not a measure calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for financial information prepared in accordance with GAAP.
•Free Cash Flow may not be comparable to similarly titled metrics of other companies due to differences among methods of calculation.
•Free Cash Flow may be affected in the near to medium term by the timing of capital investments, fluctuations in our growth and the effect of such fluctuations on working capital and changes in our cash conversion cycle.
The following table presents a reconciliation of net cash used in operating activities, the most directly comparable financial measure presented in accordance with GAAP, to free cash flow:

	Nine Months Ended September 30,
(in thousands)	2026	2025
Net cash used in operating activities	$(45,706)	$(7,023)
Purchases of property and equipment	(66,641)	(25,987)
Free cash flow	$(112,347)	$(33,010)
Backlog
The following table presents our backlog as of the periods indicated:

(in thousands)	September 30, 2026	December 31, 2025
Backlog	$1,866,758	$213,070

Backlog increased by approximately $1.65 billion as of September 30, 2026, compared to December 31, 2025. This increase includes $612.8 million of acquired backlog from the January 2026 Lanteris acquisition and $31.7 million from the August 2026 Goonhilly acquisition, as well as $1.77 billion in new awards. The new awards were primarily driven by a multi-satellite program supporting three commercial satellites, Space Development Agency Proliferated Warfighter Space Architecture tranche 3 tracking layer, Accelerated Missile Defense Tranche 3 ("AMDT3") constellation, NASA's Jet Propulsion Laboratory Explorer for Artemis Geology, Lunar, and Earth – Visible to Shortwave Infrared (“EAGLE-VSWIR”), and Hartford, two IM 300™ series platforms for a National Security Space application. Additionally, we recognized new awards or expanded contract values for the IM-5 and IM-6 missions, the NSN contract, and various other contract awards. These increases were partially offset by performance on existing contracts that resulted in recognized revenue of $662.2 million, and several adjustments of $94.7 million primarily related to the descoping of the remaining Power Propulsion Element (“PPE”) contract as well as partial descoping of a rideshare contract associated with the IM-4 mission.